7

 Opportunity Partners L.P., 60 Heritage Drive, Pleasantville, NY
                              10570
    (914) 747-5262 // Fax: (914) 747-5258//oplp@optonline.net

                                   May 25, 2005

John Grzeskiwicz
Senior Counsel
Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0506

The New Germany Fund, Inc. (the "Fund"); File No. 811-5983

Dear Mr. Grzeskiwicz:

This is in response to your letter dated May 20, 2005 relating to my proxy solicitation materials for the Fund. I have taken the liberty of filing it publicly because of its importance to shareholders of the Fund and of other closed-end funds.

As I told you, my preference would be to simply attend the annual meeting and vote my proxies as instructed. Unfortunately, the board has not agreed to allow that. In fact, it has not disclosed what it will do with my proxies should I attempt to vote them, which is a very serious material omission that I have urged you to address.1 If the board assures me that it will allow me to vote my proxies as instructed, I will do so.

You ask me why I believe it is a "reasonable" condition as that term is used in rule 14a-4(e) to say that I will vote my proxies only if the Fund assures me that I will be permitted to vote them. I am not sure how to answer that. It is the board that is refusing to allow my proxies to be voted as instructed. I am the victim of the board's attempt to steal the election. Why are you asking the victim why he is defending himself?

The reason I said I may not attend the meeting is that I did not want to preclude reaching a settlement with the board, e.g., if the board agrees to have an independent inspector of elections hold all the proxies but not certify the results until a court determines whether they should be counted, I would submit them at the meeting. Do you want me to deliver the proxies even if the board uses them to obtain a quorum but does not allow them to be voted? If the staff has any suggestions to insure that my proxies will be voted as instructed, instead of used just to obtain a quorum, I would certainly consider them.

In an amicus curiae brief2 submitted on December 15, 2004 to the United States Court of Appeals for the Seventh Circuit for Edelson v. Ch'ien et al., the Commission stated: "A shareholder's interest in corporate suffrage is not limited to his or her own vote. The right of a shareholder to contest an election for directors certainly is a fundamental part of corporate suffrage." Does the staff agree? I have seen little evidence of that.

The issue is whether the Fund's board of directors can enforce a bylaw that effectively precludes shareholders from electing the directors of their choice. I believe the bylaw in question violates sections 16(a) and 36(a) of the Investment Company Act of 1940 (the "Act"). It was adopted by the Fund's board of directors without shareholder approval and purports to establish onerous qualifications for any nominee for director who is not an incumbent director or an officer of the Fund's investment adviser. In relevant part, it reads:

     Qualifications. Directors need not be stockholders. Each Director shall hold office until the earlier of: (a) the expiration of his term and his or her successor shall have been elected and qualifies, (b) his or her death, (c) his or her resignation, (d) December 31 of the year in which he or she shall have reached 70 years of age, or (e) his or her removal; provided that clause (d) shall not apply to any person who was a Director on October 15, 1999 or to any person who the Nominating Committee (or in the absence of such a Committee, the Board of Directors) determines to except from that clause on the basis that the person's prior public or government service or other broad-based activities in the business community make it essential that the Corporation continue to receive the benefit of the person's services as a Director. The determination described in the previous sentence shall be made on or before July 31 of the year in which the Director in question reaches the age specified in clause (d). To be eligible for nomination as a director a person must, at the time of such person's nomination, have Relevant Experience and Country Knowledge (as defined below) and must not have any Conflict of Interest (as defined below). Whether a proposed nominee satisfies the foregoing qualifications shall be determined by the Nominating Committee or, in the absence of such a Committee, by the Board of Directors, each in its sole discretion.
     "Relevant Experience and Country Knowledge" means experience in business, investment, economic or political matters of Germany or the United States through service for 10 of the past 20 years (except where a shorter period is noted) in one or more of the following principal occupations:
     (1) senior executive officer or partner of a financial or industrial business headquartered in Germany that has annual revenues of at least the equivalent of US $500 million,
     (2) senior executive officer or partner of a financial or industrial business headquartered in the United States that has annual revenues of at least the equivalent of US $500 million and whose management responsibilities include supervision of European business operations,
     (3) director (or the equivalent) for 5 of the past 10 years of one or more investment businesses or vehicles (including this Corporation) a principal focus of which is investment in Germany and that have at least the equivalent of US $250 million in combined total assets of their own,
     (4) senior executive officer or partner of an investment management business having at least the equivalent of US $500 million in securities of German companies or securities principally traded in Germany under discretionary management for others,
     (5) senior executive officer or partner of a business consulting, accounting or law firm having at least 100 professionals and (b) whose principal responsibility involves or involved providing services involving European matters for financial or industrial businesses, investment businesses or vehicles or investment management businesses as described in (1) - (4) above,
     (6) senior official (including ambassador or minister) in the national government, a government agency or the central bank of Germany or the United States, in a major supranational agency or organization of which Germany or the United States is a member, or in a leading international trade organization relating to Germany or the United States, in each case in the area of finance, economics, trade or foreign relations, or
     (7) current director or senior officer (without regard to years of service) of an investment manager or adviser of the Corporation, or of any entity controlling or under common control with an investment manager or adviser of the Corporation.
The effect of this bylaw is to preclude virtually every public shareholder, or virtually anyone in the United States, for that matter, except the incumbent directors themselves from being elected a director. Section 1(b) of the Act requires that every provision of the Act be interpreted so as to prevent investment companies from being operated in the interest of incumbent directors rather than shareholders. Using that interpretive guideline, it is impossible to reconcile section 16(a) with the Fund's qualifications bylaw. In any election that is legitimate, the question of qualifications is a matter to be determined by the electorate, i.e., the shareholders, not the incumbent directors who have an obvious conflict of interest. Otherwise, section 16(a) would be meaningless.
It is indisputable that the qualifications bylaw benefits the directors at the expense of shareholders by denying the latter the opportunity to nominate and elect directors of their choice. Moreover, courts have invariably found that the right to elect directors is not only the right to vote for a candidate that management has selected, but the right to nominate and vote for directors of the shareholders' choosing. In Durkin v. The National Bank of Olyphant, 772 F.2d 55, 59 (3rd Cir. 1985), the Third Circuit Court eloquently expressed this principle:
     We rest our holding as well on the common sense notion that the unadorned right to cast a ballot in a contest for office, a vehicle for participatory decisionmaking and the exercise of choice, is meaningless without the right to participate in selecting the contestants. As the nominating process circumscribes the range of the choice to be made, it is a fundamental and outcome-determinative step in the election of officeholders. To allow for voting while maintaining a closed candidate selection process thus renders the former an empty exercise. This is as true in the corporate suffrage context as it is in civic elections, where federal law recognizes that access to the candidate selection process is a component of constitutionally-mandated voting rights. Banks do not exist for the purpose of creating an aristocracy of directors and officers which can continue in office indefinitely, immune from the wishes of the shareholder-owners of the corporation. And there is no more justification for precluding shareholders from nominating candidates for their board of directors than there would be for public officials to deny citizens the right to vote because of their race, poverty or sex.
The Delaware Chancery Court in Linton v. Everett, 1997 WL 441189, at 9 (Del. Ch. 1997) affirmed that principle, noting "[t]he right of shareholders to participate in the voting process includes the right to nominate an opposing slate. See also Hubbard v. Hollywood Park Realty Enterprises, 1991 WL 3151, at 11 (Del. Ch.
1991) (recognizing the fundamental right of shareholders to vote for and nominate candidates for the board of directors). Given the fundamental nature of shareholders' right to nominate and vote for directors, the Court concludes that the directors' decision to preclude plaintiff's nominees was unfair as they acted in the absence of any valid authority and thereby thwarted plaintiff's exercise of his rights as a shareholder."
The standard for a fair corporate election was set forth in Aprahamian v. HBO & Co., 531 A.2d 1204, 1206-07 (Del. Ch. 1987):
     The corporate election process, if it is to have any validity, must be conducted with scrupulous fairness and without any advantage being conferred or denied to any candidate or slate of candidates. In the interests of corporate democracy, those in charge of the election machinery of a corporation must be held to the highest standards in providing for and conducting corporate elections.
Is the Fund's qualifications bylaw consistent with sections 16(a) and 36(a) of the Act? Under Delaware law, an action by a board is invalid if "its sole or primary purpose [is] thwarting a shareholder vote" unless the board has a "compelling justification."3 In a recent opinion in Maryland, the Fund's state of incorporation, in a case in which I was a plaintiff Judge Albert J. Matriccianni, Jr. of the Circuit Court for Baltimore City stated: "This Court believes that Maryland law provides the same protection to shareholder voting rights that obtains in Delaware, in similar factual contexts, such as the present one involving a proxy fight over control of the board." 4

We believe that sections 16(a) and 36(a) require that shareholders of the Fund have at least the degree of protection of their voting rights as afforded them under state law. After all, the Act was adopted in part to remedy what Congress perceived to be inadequate protection of the shareholder franchise by the states. Unfortunately, when we brought this matter to the staff's attention a few years ago, its disheartening response was that the Act is not necessarily violated by preclusive qualifications bylaws because "the right to vote is not totally meaningless when shareholders can reject nominees but cannot influence nominations."5 The staff found Durkin inapposite because, in its view, unlike a bank, nothing in the Act bars the board of an investment company from adopting a bylaw to prevent shareholders from nominating directors. Thus, an investment company, if permitted to do so under state law, may well "[create] an aristocracy of directors and officers which can continue in office indefinitely, immune from the wishes of the shareholder-owners of the corporation."6

We strongly disagree that any election that is "not totally meaningless" conforms to sections 16(a) and 36(a) of the Act. Could the board also adopt a bylaw that requires a nominee for director to take an oath of allegiance to the German government without violating the Act?

     In the staff's letter, it assured me that "we continue to review carefully the nominee qualifications that Boards have adopted, as they come to our attention [and] if it becomes apparent to us that fund directors are not acting consistent with their fiduciary duties, or are not acting consistent with the disclosure requirements of the federal securities laws, we will consider taking appropriate actions." Unless that was just boilerplate rhetoric, this is great time to put a stop to these abuses of shareholder rights and save shareholders of the Fund and other closed-end funds the costs of private litigation.

     Should the staff do nothing, its perceived impotence in the face of these sorts of violations of the Act will encourage more of them just as the its failure to do anything about the market timing of open-end funds contributed to its proliferation until Eliot Spitzer blew the whistle on the practice. Is the staff really not able to tell the good guys from the bad guys in this proxy contest? What do shareholders have to do to get the SEC to act?
As you requested, I will remove the sentence from my proxy card that "the undersigned expressly (1) understands this condition as set forth in the proxy statement . . . and (2) agrees that this condition is reasonably specified" because it is not really necessary, not because it violates rule 14a-4(a).

                              Very truly yours,


                              Phillip Goldstein
                              President
                              Kimball & Winthrop, Inc.
                              General Partner
_______________________________
1 You state that "the staff is not presently in a position to verify" any other objections by the parties. It should not take the staff more than a minute or two to determine that the failure to fully disclose how the Fund will treat my proxies if I attempt to vote them is a material omission. Frankly, it is inexplicable to me that the staff has allowed the board to solicit proxies for weeks without demanding corrective disclosure.
2 See http://www.sec.gov/litigation/briefs/edelson121504.pdf
3 Blasius Industries, Inc. v. Atlas Corp., 1564 A.2d 651 (Del.
Ch. 1988)
4 Shaker v. Foxby, 24-C-04-007
5 Letter dated March 12, 2002 to me from Douglas Scheidt, Associate Director and Chief Counsel
6 Durkin v. The National Bank of Olyphant, 772 F.2d 55, 59 (3rd
Cir. 1985)